Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283040

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated November 12, 2024)

THUNDER POWER HOLDINGS, INC.

Up to 17,616,408 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated November 12, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-283040), with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2024 (the “December 4 8-K”). Accordingly, we have attached the December 4 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “AIEV.” On December 5, 2024, the closing price of our Common Stock was $0.30.

Neither the SEC nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in such securities under “Risk Factors” section of the Prospectus.

The date of this prospectus supplement is December 6, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2024

Thunder Power Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41424	87-4620515
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

221 W 9th St #848

Wilmington, Delaware 19801

(Address of principal executive offices, including zip code)

(909) 214-2482

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AIEV	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Thunder Power Holdings, Inc. (the “Company”) announced the following changes to its Board of Directors:

1. Director Resignation:

Effective December 4, 2024, Mr. Coleman Bradley resigned from his position as Director and Chairman of the Board of Directors of the Company. Mr. Bradley’s resignation is not related to any disagreement with the Company’s management or directors on any matter relating to the Company’s operations, policies, or practices.

2. Appointment of New Independent Directors:

Effective November 28, 2024, the Board of Directors has appointed Dr. Chen ChiWen, age 49, as an Independent Director and Chairman of the Board of Directors of the Company. Dr. Chen currently serves as Assistant Professor in the Master of Global Entrepreneurial Management Program at Fu Jen Catholic University and CEO of the Taipei-Ningbo Exchange Foundation. He holds independent directorships at several publicly listed companies including Oceanic Beverages Co., Inc., Skardin Industrial Corp., Electric Power Technology Limited, and ACpay Co., Ltd. Dr. Chen holds a Ph.D. in Business Administration from Fu Jen Catholic University, a Ph.D. in Physical Education from National Taiwan Sport University, and is currently a Ph.D. candidate in Sustainable Energy Technology at National Taiwan University of Science and Technology.

Effective November 28, 2024, the Board of Directors has appointed Mr. Ferdinand Kaiser, age 61, as an Independent Director of the Company. Mr. Kaiser will serve as Chair of the Compensation Committee. Mr. Kaiser currently serves as COO Project Manager at SANLUCAR in Austria. From 2018 to 2020, he served as Manager Central EU EMEA at DODGE RAM AGT Europe AG, where he was responsible for automotive business management across the EU-27 region. From 2016 to 2018, he was Assistant Vice President of Procurement at Thunder Power Electric Vehicle Limited. Previously, he held several CEO positions within FIAT Group companies, including CEO & Country Manager for FIAT S.p.a Owned Dealer Europe EMEA and CEO & Brand Country Manager for JEEP & Lancia. Mr. Kaiser holds an Academic Diploma in Business Administration from the Vienna University of Economics and Business (Wirtschaftsuniversität Wien).

3. Board Leadership Update:

Ms. Chen Mingchih will step down from her role as Acting Chairwoman but will continue to serve as an Independent Director and Chair of the Nominating and Corporate Governance Committee.

The Company will file any required amendments to this Current Report on Form 8-K to disclose any material arrangements, amendments, or other specified events that may occur in connection with these changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thunder Power Holdings, Inc.

Dated: December 4, 2024	By:	/s/ Pok Man Ho
	Name:	Pok Man Ho
	Title:	Interim Chief Financial Officer

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